Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155247 on Form F-3 of our report dated June 10, 2010 relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and Companies composing, together with the Bank, the Santander Group (the “Group”), and of our report dated June 10, 2010, relating to the effectiveness of the Group's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2009.

/s/ Deloitte, S.L.

DELOITTE, S.L.

Madrid, Spain

June 10, 2010